                                                                    EXHIBIT 4(h)
                             SETTLEMENT AGREEMENT

     This Settlement Agreement is entered into between Russell Armstrong ("Armstrong"), Irawan Onggara ("Onggara"), Century Financial Partners, Inc. ("CFP") and Clinicor, Inc., a Nevada corporation. Armstrong and Onggara are referred to herein individually as a "Shareholder" and collectively as the "Shareholders."

                             W I T N E S S E T H:

     WHEREAS, the Shareholders and the Company are parties to that certain Preemptive Rights Agreement effective as of February 27, 1995; and

     WHEREAS, the Shareholders are willing to release the Company from all obligations that the Company may have to the shareholders, whether pursuant to such Preemptive Rights Agreement or otherwise, in return for the consideration herein set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  Payment to Shareholders.  At the Closing provided for below, the
         -----------------------
Company shall pay to the Shareholders or to such person or entity as the Shareholders may designate the aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash (the "Settlement Amount"). Such amount will be in full and final satisfaction of all of the Company's obligations to the Shareholders and CFP, whether pursuant to the Preemptive Rights Agreement or
otherwise, as more fully set forth herein.   At the request of the Shareholders,
such amount shall be paid in a single lump sum, to be divided among the Shareholders and CFP as they see fit. Each of the Shareholders and CFP agrees to indemnify and hold the Company harmless from any claims related to or resulting from a dispute between or among the Shareholders and CFP as to the allocation of the Settlement Amount between themselves.

     2.  Waiver of Preemptive Rights and Termination of Agreement.  As of the
         --------------------------------------------------------
Closing, the Preemptive Rights Agreement shall terminate. Thereafter, such agreement shall be of no force or effect whatsoever, and any and all rights of the Shareholders pursuant to such agreement, whether accrued or unaccrued, shall terminate. Without limiting the foregoing, each of the Shareholders hereby waives, effective as of the Closing, any and all preferential purchase rights of any kind with respect to (i) the proposed issuance by the Company to Oracle Partners, L.P. and/or its affiliates of $3.5 million face amount of Convertible Preferred Stock, (ii) the future issuance of additional shares of Convertible Preferred Stock in satisfaction of dividends payable with respect thereto and
(iii) the issuance of Common Stock of the Company in connection with the conversion of any shares of Convertible Preferred Stock.

     3.  Release.  In consideration of the payment referred to above, and
         -------
without in any way limiting any of the foregoing waivers, releases, and terminations, each of the Shareholders and CFP does hereby release, acquit and forever discharge the Company and its officers, directors, legal representatives, employees, successors and assigns (the "Clinicor Parties") from any and all claims, rights, demands, actions or causes of actions of whatever kind, character and description, whether in contract, tort, pursuant to statute or otherwise, accrued or unaccrued, that either or both of the Shareholders or CFP or any other entity affiliated with the Shareholders may have that arise out of or relate to (i) the Preemptive Rights Agreement, (ii) any entitlement of the Shareholders or either of them or CFP or any other entity affiliated with the Shareholders to commissions, either with respect to the pending transaction between the Company and Oracle Partners, L.P. or otherwise or (iii) any other matter; provided, however, nothing herein shall be deemed to waive or release
(i) any fiduciary, voting or other shareholder rights that Armstrong and Onggara have as shareholders of the Company (to the extent such rights arise from and after the date of Closing), (ii) any rights of the Shareholders pursuant to the Agreement and Plan of Merger dated February 27, 1995 by and among the Shareholders, the Company and others, (iii) any rights of the Shareholders pursuant to the Stock Purchase Agreements dated February 27, 1995 between each of the Shareholders and the Company, (iv) this Agreement and (v) any future agreements between the Company and any of the parties hereto. The release herein contained shall be effective from and after the Closing and is intended to be self effecting, so that no other documentation need be signed by either of the Shareholders or CFP to make this release fully effective. Each of the Shareholders and CFP represents and warrants that none of such parties has assigned any of the rights purported to be waived or released herein.

     4.  Closing.  The Closing of the transaction herein contemplated (the
         -------
"Closing") shall occur simultaneously with the issuance of Convertible Preferred Stock pursuant to the Stock Purchase Agreement to be entered into by and between the Company and Oracle Partners, L.P. and certain affiliates of Oracle Partners,
L.P.   It is presently anticipated that such Closing shall occur on or about
July 9, 1996. If such Closing does not occur on or before July 19, 1996, this Settlement Agreement shall become null and void.

     5.  Parties Fully Informed.  Each of the Shareholders represents that he
         ----------------------
has had an opportunity to ask questions and receive information regarding the pending transaction between the Company and Oracle Partners, L.P. Each of the Shareholders is aware of the Company's business plan and financial condition and has sufficient information about the Company to have reached a fully informed and knowledgeable decision regarding release of his preemptive rights hereunder and the other matters set forth herein.

     6.  Survival. The representations, warranties, covenants and agreements
         --------
made herein shall survive the closing of the transactions contemplated hereby.

     7.  Successors and Assigns.  Except as otherwise expressly provided herein,
         ----------------------
the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     8.  Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
among the parties.  There are no oral agreements among the parties hereto.

     9.  Title and Subtitles.  The titles of the Sections and subsections of
         -------------------
this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     10.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     11.  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of Texas.

     12.  Funding Instructions.  Attached hereto as Exhibit A are wire transfer
          --------------------
or other instructions with respect to funding of the Settlement Amount.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 8, 1996.

                                                  /s/ RUSSELL ARMSTRONG
                                                  ------------------------------
                                                  Russell Armstrong



                                                  /s/ IRAWAN ONGGARA
                                                  ------------------------------
                                                  Irawan Onggara


                                                CENTURY FINANCIAL PARTNERS, INC.


                                                   By  /s/ RUSSELL ARMSTRONG
                                                     ---------------------------
                                                    Its   President
                                                       -------------------------


                                                CLINICOR, INC.

                                                   By  /s/ THOMAS P. O'DONNELL
                                                     ---------------------------
                                                    Its   President
                                                       -------------------------

                                   Exhibit A
                                   ---------

                          WIRE TRANSFER INSTRUCTIONS


Russell L. Armstrong
Account No. 156331639
First Interstate Bank of California No. 156
9601 Wilshire Boulevard
Beverly Hills, California  90212
ABA No. 122000218
$50,000.00


Citibank NYC/PBID Asset Support Services
Bank ABA No. 0210-000-89
Account No. 3733-6288
For Credit to the Account of Irawan Onggara
Account No. 558612
$50,000.00